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                             KPMG PEAT MARWICK LLP
                                 City Place II
                            Hartford, CT 06103-4103


The Board of Directors
MacDermid, Incorporated


We consent to incorporation by reference in the registration statement on Form S-8 of MacDermid, Incorporation of our reports dated May 12, 1995, relating to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended March 31, 1995, and all related schedules, which reports appear in or are incorporated by reference in the March 31, 1995, annual report on Form 10-K of MacDermid, Incorporated.

Our reports refer to a change in the Company's method of accounting for postemployment benefits and postretirement benefits.

                                                 /s/ KPMG PEAT MARWICK LLP



July 26, 1995